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                                                                  EXHIBIT (a)(7)

[JUNIPER NETWORKS LOGO]

CONFIRM YOUR SELECTIONS
This is what you have submitted:

Summary for [Employee Name]

____________ shares      Granted __________     Price ______        EXCHANGE

TOTAL SELECTED FOR
EXCHANGE: ____________ shares (less options exercised after 9/28/01; see below)

PLEASE NOTE - THESE ITEMS LISTED ABOVE ONLY REFLECT THOSE OPTION GRANTS YOU SPECIFICALLY SELECTED FOR EXCHANGE. SINCE YOU HAVE ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, ANY OTHER OPTIONS GRANTED TO YOU WITHIN 6 MONTHS PRIOR TO THE DEADLINE (OTHER THAN FORMULA GRANTS) WILL AUTOMATICALLY BE EXCHANGED REGARDLESS OF WHETHER YOU CHECKED THE BOX FOR THOSE GRANTS.

FURTHER, THE ITEMS LISTED ABOVE HAVE NOT BEEN ADJUSTED TO REFLECT ANY EXERCISES BETWEEN SEPTEMBER 28, 2001 AND THE DEADLINE. IF YOU EXERCISE (OR HAVE ALREADY EXERCISED) OPTIONS DURING THAT PERIOD, THOSE OPTIONS ARE NOT CONSIDERED OUTSTANDING AND WILL NOT BE EXCHANGED.

DEADLINE FOR SUBMISSION: 10 p.m. Pacific Time, November 26, 2001.

CURRENT DATE/TIME: ________________________

If this is correct, click: [Confirm]

If this isn't correct, click: [Return to Election Form]

THIS PROGRAM AND THE INFORMATION PROVIDED ON THIS WEBSITE ARE SUBJECT TO AND GOVERNED BY THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION, ALONG WITH OTHER MATERIALS. THOSE MATERIALS ARE AVAILABLE FREE OF CHARGE, EITHER FROM THE COMPANY OR AT THE SEC WEBSITE AT WWW.SEC.GOV. THESE MATERIALS ARE IMPORTANT AND YOU ARE URGED TO READ THEM CAREFULLY.